Exhibit 99.1

PRESS RELEASE

Claire O'Neill Elected to Occidental Board of Directors

HOUSTON — January 20, 2023 — Occidental (NYSE:OXY) announced today that Claire O'Neill, former Member of Parliament and Minister for Energy and Clean Growth in the UK Government, and a former Managing Director, Climate and Energy of the World Business Council for Sustainable Development (WBCSD), has been elected to its Board of Directors, effective as of January 17, 2023.

Ms. O'Neill’s appointment increases the size of the Board from eight to nine directors. She will serve on the Board’s Corporate Governance and Nominating Committee and Sustainability and Shareholder Engagement Committee.

"Throughout her career, Claire has developed an approach that recognizes the role of oil and gas in the energy transition and focuses on reducing and removing emissions," said Jack Moore, Independent Chairman of the Board. "She is respected by both energy and climate advocates and has demonstrated leadership that will enhance our low carbon initiatives and pathway to net zero while ensuring the long-term sustainability of our business, delivering value to Occidental’s shareholders."

Regarding her appointment to the Board, Ms. O'Neill stated, "I'm honored to serve on Occidental's Board. Oxy is making strategic investments in innovative low carbon initiatives, including direct air capture and carbon storage, which can transform its business and help achieve global climate objectives.”

Ms. O'Neill has more than 16 years of experience in consulting, finance, and clean growth strategy. She currently serves as Co-Chair of the Global Imperatives Advisory Board for the WBCSD, an Executive Board Director and Chair of the International Advisory Council for Climate Impact X, and a co-founder and co-chair of the Responsible Energy Forum, among other senior advisory roles regarding climate and sustainability matters. She served as COP26 President-Designate from 2019 until 2020, leading the UK's successful bid to host the global climate summit in Glasgow. She has a Bachelor of Arts in Geography from Brasenose College at Oxford University and a Master of Business Administration from Harvard Business School.

About Occidental

Occidental is an international energy company with assets primarily in the United States, the Middle East and North Africa. We are one of the largest oil producers in the U.S., including a leading producer in the Permian and DJ basins, and offshore Gulf of Mexico. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. Our Oxy Low Carbon Ventures subsidiary is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. We are committed to using our global leadership in carbon management to advance a lower-carbon world. Visit oxy.com for more information.

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Contacts

Media	Investors

Eric Moses 713-497-2017 eric_moses@oxy.com	Neil Backhouse 713-552-8811 investors@oxy.com